Exhibit 21.1
Significant Subsidiaries of the Registrant

4Warranty Corporation	Florida
Accelerated Service Enterprise, LLC	New Jersey
Auto Knight Motor Club, Inc.	California
Bankers Life Insurance Company of Louisiana	Louisiana
Blue Ridge Indemnity Company	Delaware
Continental Car Club, Inc.	Tennessee
Dealer Motor Services, Inc.	New Jersey
Digital Leash LLC, d/b/a ProtectCELL	Florida
Fortegra Europe, Ltd.	United Kingdom
Fortegra Europe Holdings Limited	Malta
Fortegra Europe Insurance Company Ltd.	Malta
Fortegra Financial Corporation	Delaware
Fortegra Indemnity Insurance Company, Ltd.	Turks & Caicos
Fortegra Intermediate Warranty Holdings, LLC	Delaware
Fortegra Specialty Insurance Company	Arizona
Fortegra Warranty Holdings, LLC	Delaware
Freedom Insurance Company, LTD.	Turks & Caicos
Independent Dealer Group, Inc.	New Jersey
Ingenasys, Ltd	United Kingdom
Insurance Company of the South	Georgia
Life of the South Insurance Company	Georgia
LOTS Intermediate Co.	Delaware
LOTSolutions, Inc.	Georgia
LOTSolutions FL LLC	Florida
Lyndon Southern Insurance Company	Delaware
Ownershield, Inc.	Texas
Pacific Benefits Group Northwest, LLC, d/b/a Fortegra Personal Insurance Agency	Oregon
Response Indemnity Company of California	California
SAC Admin Inc.	Arizona
SAC Holdings, Inc.	Arizona
SAC Insurance Company	Arizona
Sky Services LLC	Delaware
Smart AutoCare Inc.	Arizona
Smart AutoCare Administration Solutions Inc.	Arizona
South Bay Acceptance Corporation	California
South Bay Financial Services, LLC	Delaware
South Bay Funding LLC	Florida
Southern Financial Life Insurance Company	Kentucky
The Service Doc, Inc.	Florida
Tiptree Reassurance Company, Ltd.	Turks & Caicos
United Motor Club of America, Inc.	Kentucky
Winsted Intermediate Holdings, LLC	Delaware